Exhibit (b)(10)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 36 to the Registration Statement on Form N-4 (No. 333-19583) (the “Registration Statement”) of our report dated April 19, 2021 relating to the statutory basis financial statements of National Life Insurance Company and consent to the use in the Registration Statement of our report dated May 3, 2021 relating to the financial statements of each of the subaccounts of National Variable Annuity Account II indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

May 3, 2021